Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated April 6, 2022, relating to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 of Wearable Devices Ltd., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

May 20, 2022

Tel Aviv, Israel